UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) March 15, 2020

Capital Senior Living Corporation

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction

of incorporation)

1-13445	75-2678809
(Commission File Number)	(IRS Employer Identification No.)

14160 Dallas Parkway
Suite 300 Dallas, Texas	75254
(Address of principal executive offices)	(Zip Code)

(972) 770-5600

(Registrant’s telephone number, including area code)

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.01 per share	CSU	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01 Entry into a Material Definitive Agreement.

On March 15, 2020, Capital Midwest, LLC, Capital Texas S, LLC, Capital Spring Meadows, LLC and Capital Senior Living Properties, Inc., each a wholly owned subsidiary of Capital Senior Living Corporation (collectively, the “Company”), entered into a forbearance agreement (the “Forbearance Agreement”) with certain entities affiliated with Welltower Inc. (“Welltower”) that are landlords under the Master Lease Agreement (as defined below). The Forbearance Agreement, which is effective February 1, 2020 (the “Effective Date”), relates to the Master Lease Agreement, dated as of December 1, 2014 (“Welltower Master Lease No. 1”), the Master Lease Agreement, dated as of September 10, 2010 (“Welltower Master Lease No. 2”) and the Master Lease Agreement, dated as of April 8, 2011 (“Welltower Master Lease No. 3” and, together with Welltower Master Lease No. 1 and Welltower Master Lease No. 2, collectively the “Master Lease Agreement”), by and between the Company and Welltower pursuant to which the Company leases from Welltower certain independent, assisted living and memory care communities located in various states.

The Forbearance Agreement provides that (i) the Company will not be required to comply with certain financial covenants of the Master Lease Agreement during the Forbearance Period (as defined below), and (ii) assuming that no Transition Election (as defined below) is exercised, for the period from the Effective Date until December 31, 2020, the Company is required to pay approximately $2.2 million of monthly rent as compared to approximately $2.8 million of monthly base rent under the Master Lease Agreement (the “current pay amount”). For each property with respect to which a Transition Election (a) has not been made, Welltower will apply the proceeds of drawdowns on letters of credit furnished by the Company to cover the remaining amount of monthly base rent under the Master Lease Agreement; and (b) has been made, the current pay amount due from the Company will be reduced by an amount equal to the lower of (x) one-third of such facility’s earnings before interest, taxes, depreciation, amortization and rent (“EBITDAR”) for the period October 1, 2019 through December 31, 2019, and (y) average monthly EBITDAR for such facility for the last full three months immediately preceding the transition. The difference between the current pay amount and the actual contractual base rent due during the Forbearance Period under the Master Lease Agreement will continue to accrue until the date that the Final Release Conditions (as defined below) have been fully satisfied (such date, the “Final Release Date”), in which event such difference will no longer be due, or the occurrence of a Forbearance Default (as defined below), in which event such difference will become immediately due and payable. Under the Forbearance Agreement, the “Final Release Conditions” include, without limitation, the following conditions: (i) no Forbearance Default has occurred, (ii) all of the communities subject to the Master Lease Agreement have been fully transferred and transitioned to a Successor Operator (as defined below) or Welltower in accordance with the Forbearance Agreement, and (iii) the Company is not subject to a bankruptcy or similar proceeding.

In addition, pursuant to the Forbearance Agreement Welltower may elect to terminate the Master Lease Agreement with respect to any or all of the communities subject to the Master Lease Agreement by providing written notice to the Company no later than 30 days (60 days for a termination involving more than seven communities) prior to the effective date of such termination, which effective date may not be later than December 31, 2020 (such notice, a “Termination Notice”). Any such Termination Notice must indicate whether Welltower elects (i) for the Company or one of its affiliates (the “Manager”) to manage the applicable community (a “Management Election”) or (ii) to transition the applicable community (a “Transition Election”) to a new operator (a “Successor Operator”). Upon any such termination, each applicable community will be deleted and removed from the Master Lease Agreement. If, as of December 1, 2020, Welltower has not delivered a Termination Notice for any communities subject to the Master Lease Agreement, then, with respect to any such communities, Welltower will be deemed to have delivered a Termination Notice making a Management Election for such communities with an effective date of December 31, 2020. In the event of a Management Election, the applicable community will be transferred and transitioned to Welltower, provided that the Company and Welltower will enter into a property management agreement with respect to such community. Any such management agreement will provide for a management fee equal to 5% of the gross revenues of the applicable community payable to the Company and other customary terms and conditions. In the event of a Transition Election, the applicable community will be transferred and transitioned to the Successor Operator. The Forbearance Agreement requires the Company and Welltower to agree to a general form of operations transfer agreement within 45 days after the Effective Date, which will then be used for all transitions under the Forbearance Agreement, subject to customary changes requested by operators and deal-specific changes applicable to the facility being transitioned.

Pursuant to the Forbearance Agreement, the Company and its affiliates may sell or transfer, directly or indirectly, those properties owned by any affiliate of the Company whose direct or indirect parent is Capital Senior Living Properties, Inc. (“Sales”). If net proceeds (after transaction costs and repayment of secured debt), in the aggregate, of all Sales exceed $30 million, the excess of such net proceeds over $30 million will be paid by the Company as prepaid rent, on a pro rata basis, to (i) Ventas Inc. and/or its affiliates and (ii) Welltower in accordance with the terms of the Forbearance Agreement. Regardless of the amount of net proceeds of Sales, no net proceeds of Sales shall be distributed to the shareholders of Capital Senior Living Corporation. The Company is also restricted in its ability to dispose of or encumber equipment and other materials used in connection with any facility covered by the Master Lease.

During the Forbearance Period, the Company will have no obligation to fund any amounts into a reserve account for capital expenditures under the Master Lease Agreement and Welltower will reimburse the Company for certain specified capital expenditures paid by the Company and additional capital expenditures paid by the Company up to an aggregate amount of $1,000 per unit per year upon the Company’s request (with reasonable supporting documentation). In the event of a Forbearance Default, all of the capital expenditure amounts reimbursed by Welltower under the Forbearance Agreement will become due and payable by the Company as additional rent, provided, that such amounts will not exceed the maximum amount of capital expenditures that would otherwise have been required to be funded by the Company under the Master Lease Agreement for the applicable period. Unless there exists a Forbearance Default, Welltower is required to pay the Company $118,330 per month for each month from February 2020 through December 2020 on account of advisory fees being incurred by the Company in connection with its restructuring and related business matters.

The Forbearance Agreement also provides that the letters of credit held by Welltower under the Master Lease Agreement will be applied to the Company’s obligations under the Master Lease Agreement, as described above, and will be deemed fully earned and non-refundable.

Pursuant to the Forbearance Agreement, from the Effective Date until the earlier to occur of the (i) Final Release Date and (ii) occurrence of a Forbearance Default (such period, the “Forbearance Period”), Welltower agreed to forbear from exercising any remedies that would otherwise be available to Welltower under the Master Lease Agreement in the event of a default by the Company. Under the Forbearance Agreement, a “Forbearance Default” includes, without limitation, the occurrence of one or more of the following events: (i) the Company breaches the Forbearance Agreement, (ii) an event of default or an uncured default has occurred under the Master Lease Agreement or any related agreement (other than the failure to pay the actual contractual base rent due under the Master Lease Agreement and certain financial covenants, provided the Company timely pays the current pay amount), (iii) the Company becomes subject to a bankruptcy or similar proceeding, (iv) a default by the Company or any of its affiliates under the Company’s other material lease agreements that continues beyond the applicable grace or cure periods and with respect to which the landlord exercises remedies (other than applying security deposits and/or escrowed amounts), (v) a default by the Company or any of its affiliates under any obligation of the Company for borrowed money with an aggregate principal balance of $1,000,000 or more that continues beyond the applicable grace or cure periods and with respect to which the lender exercises remedies (other than applying security deposits and/or escrowed amounts), or (vi) the Company fails to comply with a covenant in the Forbearance Agreement requiring that the monthly consideration paid by the Company and/or any of its affiliates to the landlord’s under the Company’s other material lease agreements not exceed certain specified amounts.

The Forbearance Agreement also contains customary representations, warranties, covenants and releases by the parties thereto for an agreement and transaction of this nature.

Item 1.02 Termination of a Material Definitive Agreement.

The information set forth in Item 1.01 above is hereby incorporated by reference into this Item 1.02.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 19, 2020	Capital Senior Living Corporation

	By:	/s/ Carey P. Hendrickson
	Name:	Carey P. Hendrickson
	Title:	Executive Vice President and
Chief Financial Officer